Exhibit 99.1

ARGON ST, INC.
12701 Fair Lakes Circle, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

     NEWS RELEASE

For Immediate Release

Maureen Baginski to Join Argon ST Board Of Directors

FAIRFAX. VA—BUSINESS WIRE—Oct. 26, 2006—Dr. Terry Collins, President and CEO of Argon ST, (NASDAQ: STST), announced today that the Board of Directors has approved the addition of Ms. Maureen Baginski to Argon ST’s Board. Ms. Baginski brings a wealth of experience to the Board from her 27 years of service in the United States Intelligence Community. From 2003 to 2005 Ms. Baginski served as the FBI’s Executive Assistant Director for Intelligence where she was responsible for establishing and managing the FBI’s first-ever intelligence program, including technology acquisition and workforce development. From 1979-2005, Ms. Baginski served at the National Security Agency, where she held a variety of positions, including lead analyst for the Soviet Union, Executive Assistant to the Director, Chief Policy and Customer Support, Chief Office of the Director, Assistant Deputy Director for Technology, and SIGINT Director. Ms. Baginski is the recipient of two Presidential Rank Awards, two Director of Central Intelligence National Achievement Medals, the Director of Military Intelligence’s Leadership Award, and National Security Association’s Exceptional Civilian Service Award. In addition, Ms Baginski was the first-ever recipient of NSA’s Outstanding Leadership Award, an award voted on and bestowed by the NSA workforce. Ms. Baginski holds a BA and MA in Slavic Languages and Linguistics from the University of Albany. In December 2005, Ms. Baginski received an honorary Doctorate of Humane Letters from the University of Albany for her service to the nation. Ms. Baginski and her husband Michael live in rural Eastern Virginia, where they enjoy kayaking, cycling and swimming.

Dr. Collins said that he was especially pleased to have Ms. Baginski join Argon ST’s Board and noted, “Maureen Baginski’s reputation in the Intelligence Community is well founded on the basis of her leadership, her gift of anticipating the intelligence needs of the nation ahead of a crisis, and her singular ability to create positive and constructive change with clarity of purpose and a compelling sense of direction. We are indeed fortunate to have a person of her record of success and proven impact on the Nation’s intelligence needs to help guide our company to better meet our country’s critical intelligence requirements.”

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command and Control Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

CONTACT: Darrell Campbell, 703.828-2193

darrell.campbell@argonst.com
URL www.argonst.com